Exhibit 10.1

INVESTMENT PARTICIPATION AND ECONOMIC INTEREST ARRANGEMENT AGREEMENT

This Agreement is entered into on 22 June 2026 by and between:

Party A	Meili Capital Management Limited (“Meili” or “Party A”)
Party B	Lion Group Holding Ltd.a company listed on Nasdaq under the ticker symbol: LGHL (“Lion” or “Party B”)

Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.

Article 1 Background

1.1 Party A has entered into an investment cooperation agreement with PT NUSANTARA BUMI SANGKARA (the “Target Company”) (the “Original Investment Agreement”) and has obtained the right to invest in the Target Company, arrange investments, designate investment vehicles, and receive investment funds through Party A or its designated investment entities.

1.2 Pursuant to the Original Investment Agreement, Party A proposes to invest in the Target Company on the following principal terms:

(1) investment amount: United States Dollars Twelve Million (USD 12,000,000);

(2) post-money valuation: the post-money valuation of the Target Company upon completion of such investment shall be United States Dollars One Hundred Twenty Million (USD 120,000,000);

(3) target equity interest: upon completion of such investment, Party A shall obtain ten percent (10%) equity interest or equivalent economic interest in the Target Company;

(4) form of payment of investment consideration: the investment consideration may be paid or issued by Party A in cash, shares of Party A or its designated affiliate, or such other form as may be separately agreed in writing by the relevant parties. If the investment consideration is paid in shares, the share value, pricing basis, issuing entity, closing arrangements, lock-up period and other relevant terms shall be separately agreed by the relevant parties in a supplemental agreement or written confirmation;

(5) subscription price: if the investment is completed by way of subscription for shares of the Target Company, the subscription price per share shall be calculated based on the fully diluted share capital of the Target Company and shall reflect the above post-money valuation and target equity interest, subject to separate written confirmation by the relevant parties.

1.3 Party B intends to participate in Party A’s investment in the Target Company through Party A or an investment entity designated by Party A, and proposes to provide investment consideration to Party A or its designated investment entity by way of cash, ordinary shares represented by American Depositary Shares, American Depositary Shares, convertible securities, warrants or other equity-linked securities, or any combination of the foregoing.

1.4 The Parties confirm that Party B’s participation in the investment is based on the investment rights and investment arrangement rights already obtained by Party A. Unless otherwise agreed in writing, Party B shall not directly enter into an investment agreement with the Target Company or directly become a shareholder of the Target Company.

1.5 The Parties further confirm that Party B’s participation amount shall form part of Party A’s maximum investment amount in the Target Company, and shall not constitute an additional investment amount on top of the maximum investment amount under the Original Investment Agreement. Party A may introduce other limited partners, co-investors or other investors to participate in such investment.

Article 2 Cooperation Structure

2.1 The Parties agree that Party B shall provide investment consideration to Party A or an investment entity designated by Party A for the purpose of subscribing for interests in a special purpose vehicle, fund, feeder fund, parallel fund or other investment vehicle designated by Party A, or obtaining economic participation rights relating to Party A’s investment in the Target Company. Party A or its designated investment entity shall invest in the Target Company based on the Original Investment Agreement, due diligence results, definitive transaction documents, compliance requirements and Party A’s commercial judgment.

Meili / LGHL Investment Participation Agreement

2.2 Unless otherwise agreed in writing by the Parties, the interest obtained by Party B shall be an indirect economic interest through Party A or its designated investment entity, and shall not constitute direct equity interest in the Target Company.

2.3 Party A shall have the right to use itself, a fund, special purpose vehicle, feeder fund, parallel fund, affiliate or other designated investment entity as the investment vehicle, holding platform, recipient of investment consideration or entity for distribution of interests.

2.4 This Agreement does not constitute a sale by Party A to Party B of direct equity interest in the Target Company, nor does it constitute a direct investment agreement between Party B and the Target Company.

Article 3 Investment Consideration and Participation Amount

3.1 Party B intends to participate in the investment in the Target Company with a total investment consideration of USD 12,000,000 (the “Investment Consideration”). The Parties confirm that the agreed valuation of the Target Company for the purpose of this investment shall be USD 120,000,000, and upon completion of the payment or issuance of the Investment Consideration, Party B shall obtain ten percent (10%) of the equity interest or equivalent economic interest in the Target Company.

3.2 The Investment Consideration may be paid or issued by Party B in cash, shares of Party B or its designated affiliate, or such other form as may be separately agreed in writing by the Parties. If the Investment Consideration is paid in shares, the share value, pricing basis, issuing entity, closing arrangements, lock-up period and other relevant terms shall be separately agreed by the Parties in a supplemental agreement or written confirmation.

3.3 If the investment consideration includes shares, ADSs or other securities of Party B, the value thereof shall be determined based on the volume weighted average price for the twenty (20) trading days prior to the signing date of the definitive securities documents, or such other price as agreed in writing by the Parties and compliant with Nasdaq rules.

3.4 The actual number, issue price, lock-up period, transfer restrictions, registration rights, closing procedures and other securities terms of Party B’s shares, ADSs or other securities shall be subject to the definitive securities documents separately entered into by the Parties.

3.5 The issuance of Party B’s shares, ADSs or other securities shall be subject to Party B obtaining all necessary board approvals, shareholder approvals, and complying with Nasdaq rules, SEC rules, U.S. securities laws and all other applicable laws and regulations.

3.6 If the shares, ADSs or other securities issued by Party B have not been registered under the U.S. securities laws, such securities may constitute restricted securities, and their transfer, sale or disposal shall be subject to U.S. securities laws, SEC rules, Nasdaq rules, lock-up arrangements and the definitive securities documents. Party A or its designated investment entity shall comply with such restrictions.

Article 4 Investment Interest of Party B

4.1 Upon Party B’s fulfilment of its obligation to pay or issue the investment consideration, Party B shall enjoy the economic interest relating to the investment in the Target Company by Party A or its designated investment entity in such proportion as separately agreed by the Parties in writing.

4.2 Party B’s investment interest may include one or more of the following:

(1)	interest in a special purpose vehicle, fund or other investment vehicle designated by Party A;

(2)	economic benefit corresponding to the interest in the Target Company held by Party A or its designated investment entity;

(3)	distribution right upon exit of the investment;

(4)	any other interest agreed by the Parties in writing.

4.3 The specific proportion of Party B’s investment interest shall be calculated based on the proportion of the investment consideration actually provided and completed by Party B to the total amount actually invested in the Target Company by Party A or its designated investment entity, unless otherwise agreed in writing by the Parties.

Meili / LGHL Investment Participation Agreement

4.4 Unless otherwise agreed in writing by the Parties, Party B shall not have direct shareholder rights in the Target Company, including but not limited to voting rights, board nomination rights, inspection rights or direct dividend rights.

4.5 Before the execution of the definitive documents, this Agreement shall not be interpreted as Party A having unconditionally transferred or allocated to Party B any fixed percentage of equity interest or other interest in the Target Company.

Article 5 Treatment if Investment is Not Completed

5.1 If Party A or its designated investment entity fails to complete the investment in the Target Company due to reasons attributable to the Target Company, regulatory reasons, due diligence results, failure to agree on definitive transaction documents, termination or invalidity of the Original Investment Agreement, or other reasons not caused by Party B’s default, the Parties shall negotiate in good faith and on a fair and reasonable basis the treatment of the investment consideration already provided by Party B.

5.2 Such treatment may include:

(1)	returning any unused cash;

(2)	returning, cancelling or otherwise disposing of any unsold or untransferred shares, ADSs or other securities of Party B;

(3)	applying the investment consideration already provided by Party B to other investment projects agreed by the Parties;

(4)	handling the matter in such other manner as separately agreed by the Parties in writing.

5.3 If any shares, ADSs or other securities issued by Party B cannot be returned or cancelled due to legal, regulatory, stock exchange, registration, depositary or technical reasons, the Parties shall negotiate commercially reasonable and compliant alternative arrangements.

Article 6 Management Fee, Transaction Execution Fee and Carried Interest

6.1 Party B acknowledges that Party A shall be entitled to charge Party B management fee, transaction execution fee and carried interest in respect of the investment arrangement, establishment of investment vehicles, transaction structuring, due diligence coordination, transaction document coordination, investment management, information communication, exit arrangement and other related services under this Agreement.

6.2 From the date on which Party B completes the first payment or issuance of investment consideration, if Party A provides Party B with continuing management, advisory, project coordination, post-investment management or other related services in connection with the transactions contemplated under this Agreement, the Parties may separately negotiate the management fee arrangement. The amount, calculation basis, payment method, payment timing and applicable period of such management fee shall be separately agreed by the Parties in a written supplemental agreement or written confirmation.

6.3 After Party B has recovered its actual invested principal in respect of this investment, Party A shall be entitled to receive twenty percent (20%) of the net profits received by Party B from this investment as carried interest.

6.4 “Net profits” under this Article means all cash, shares, securities, dividends, sale proceeds, exit proceeds, liquidation distributions or other economic benefits received by Party B from this investment, after deducting Party B’s actual invested principal, reasonable third-party expenses paid and relevant taxes, but excluding any management fee, transaction execution fee and carried interest paid or payable to Party A.

6.5 The management fee, transaction execution fee and carried interest shall be paid in cash; subject to Party A’s prior written consent, Party B may also pay all or part of such fees in its shares, ADSs, convertible securities, warrants or other securities.

6.6 The management fee, transaction execution fee and carried interest under this Article do not include third-party legal, audit, tax, valuation, fund administration, custody, banking, registration, depositary and other external expenses. Such third-party expenses shall be borne by Party B in proportion to its actual participation interest, unless otherwise agreed in writing by the Parties.

Meili / LGHL Investment Participation Agreement

Article 7 Undertakings

7.1 Party A undertakes to reasonably proceed with the investment in the Target Company based on the Original Investment Agreement, due diligence, definitive transaction documents, compliance requirements and its own commercial judgment.

7.2 Party B undertakes to pay cash and/or issue its shares, ADSs or other securities to Party A or its designated investment entity in accordance with this Agreement and the definitive documents.

7.3 Party B shall be solely responsible for obtaining board approvals, shareholder approvals, and complying with Nasdaq rules, SEC rules, U.S. securities laws, public disclosure, filing and other compliance procedures required for this transaction.

7.4 Party A does not guarantee that the investment in the Target Company will be completed, nor does it guarantee the valuation, performance, listing, exit or investment return of the Target Company.

7.5 Party B acknowledges that Party A may introduce other limited partners, co-investors or other investors to participate in the investment in the Target Company, and Party B shall not have exclusive participation rights unless otherwise agreed in writing by the Parties.

Article 8 Non-Circumvention

8.1 Without Party A’s prior written consent, Party B shall not directly or indirectly circumvent Party A and enter into any arrangement with the Target Company, its shareholders, directors, senior management, affiliates or controlling persons in respect of this investment or any similar transaction.

8.2 Party B shall not use information, business opportunities, transaction structures, investment arrangements or contact channels provided by Party A to directly or indirectly complete any transaction having the same or similar economic effect as this investment.

8.3 This Article shall remain effective from the date of this Agreement until twenty-four (24) months after termination of this Agreement.

8.4 If Party B breaches this Article, Party A shall be entitled to claim losses, reasonable costs and legal expenses incurred as a result. If the relevant transaction is completed, Party A shall be entitled to require Party B to pay liquidated damages equal to ten percent (10%) of the total value of such transaction. The Parties acknowledge that such liquidated damages represent a genuine pre-estimate of Party A’s potential loss and do not constitute a penalty.

Article 9 Confidentiality and Listed Company Disclosure

9.1 The Parties shall keep confidential this Agreement, the investment, information relating to the Target Company, the transaction structure and other non-public information.

9.2 Neither Party shall disclose such information to any third party without the prior written consent of the other Party, except where disclosure is required for legal, regulatory, stock exchange, professional adviser, audit, tax, financing or investor communication purposes.

9.3 As a U.S.-listed company, if Party B is required to disclose this Agreement or the transaction under Nasdaq rules, SEC rules, U.S. securities laws or other regulatory requirements, Party B shall, to the extent reasonably practicable, notify Party A in advance and reasonably consult with Party A on the content of such disclosure.

9.4 This Article shall survive termination of this Agreement for three (3) years.

Meili / LGHL Investment Participation Agreement

Article 10 Conditions Precedent

10.1 Completion of this transaction shall be subject to the satisfaction or written waiver of the following conditions:

(1)	Party B having completed all internal approvals, Nasdaq, SEC and other applicable compliance procedures required for this transaction;

(2)	the Original Investment Agreement and investment arrangement between Party A and the Target Company remaining valid and effective;

(3)	the Parties having reached written agreement on the investment consideration, pricing of Party B’s shares, ADSs or other securities, receiving entity, investment interest ratio and distribution arrangement;

(4)	the Parties having executed the necessary definitive transaction documents;

(5)	the transaction not violating any applicable laws, regulations, Nasdaq rules, SEC rules or constitutional documents of the Parties.

Article 11 Costs and Taxes

11.1 Except for the management fee, transaction execution fee, carried interest and third-party expenses set out in Article 6, each Party shall bear its own legal, financial, tax, audit, advisory and other costs incurred in connection with this Agreement and the transaction, unless otherwise agreed in writing by the Parties.

11.2 Each Party shall bear its own tax liabilities arising from this Agreement and the transaction.

Article 12 Default Liability

12.1 If either Party breaches any material obligation under this Agreement and fails to remedy such breach within fifteen (15) business days after receiving written notice from the non-defaulting Party, the defaulting Party shall compensate the non-defaulting Party for direct losses suffered as a result.

12.2 If Party B fails to pay cash or issue shares, ADSs or other securities in accordance with this Agreement and the definitive documents, Party A shall have the right to suspend or terminate Party B’s right to participate in the investment.

12.3 Neither Party shall be liable for indirect losses, loss of profits or loss of expected returns of the other Party, except in cases of fraud, wilful breach, malicious circumvention or breach of confidentiality obligations.

Article 13 Termination

13.1 This Agreement may be terminated by mutual written agreement of the Parties.

13.2 If the transaction fails to obtain the board, shareholder, Nasdaq, SEC or other regulatory approvals required by Party B, either Party may terminate this Agreement by written notice to the other Party.

13.3 If the Original Investment Agreement between Party A and the Target Company is terminated, becomes invalid or cannot continue to be performed, Party A may terminate this Agreement by written notice to Party B.

13.4 Termination of this Agreement shall not affect rights and obligations accrued prior to termination, including but not limited to confidentiality, non-circumvention, default liability, accrued management fee, transaction execution fee, carried interest and dispute resolution provisions.

Meili / LGHL Investment Participation Agreement

Article 14 No Partnership, Agency or Trust

14.1 This Agreement shall not create any partnership, joint venture, agency, trust or employment relationship between the Parties.

14.2 Unless expressly agreed by the Parties in definitive documents, Party A shall not act as Party B’s agent, trustee or trust holder, and Party B shall not have the right to directly control Party A’s investment, management or exit decisions in respect of the Target Company.

Article 15 Governing Law and Dispute Resolution

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

15.2 Any dispute arising out of or in connection with this Agreement shall first be resolved through friendly consultation between the Parties.

15.3 If consultation fails, either Party may submit the dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the arbitration rules in effect at the time of submission. The seat of arbitration shall be Hong Kong. The arbitration language shall be Chinese and/or English. The arbitral award shall be final and binding on both Parties.

Article 16 Miscellaneous

16.1 This Agreement constitutes a framework arrangement between the Parties in respect of Party B’s participation in the investment through Party A. Matters relating to securities issuance, subscription for investment vehicle interests, fund interests, investment interest ratio, distribution, exit, tax and regulatory matters shall be subject to the definitive documents subsequently executed by the Parties.

16.2 Any amendment or supplement to this Agreement shall become effective only upon written execution by both Parties.

16.3 This Agreement may be executed by electronic signature, facsimile or scanned copy, each of which shall have the same legal effect as an original.

16.4 This Agreement shall be executed in two counterparts, with each Party holding one counterpart, each of which shall have the same legal effect.

Meili / LGHL Investment Participation Agreement

Schedule 1: Target Company Business Overview

1. Business Overview

According to the information provided by PT NUSANTARA BUMI SANGKARA (the “Target Company”) to Meili Capital Management Limited (“Meili”), the Target Company is a technology company focusing on digital financial solutions, aiming to provide low-cost and cross-border fund transfer and value exchange services to individual users and enterprises in Indonesia.

The Target Company’s stablecoin product is NIDR (Nusantara Indonesian Rupiah). According to the information provided by the Target Company, NIDR is intended to be an Indonesian Rupiah stablecoin pegged to the Indonesian Rupiah on a 1:1 basis and expected to be supported by safe and highly liquid reserve assets. The Target Company’s core business focuses on the issuance and management of NIDR and the development of related digital financial infrastructure, with a view to supporting more instant, low-cost and scalable value transfer services for individual users and enterprises in Indonesia. The Target Company is currently progressing the development and launch of its mobile application.

2. Development Vision

According to the information provided by the Target Company, the Target Company’s development vision is not limited to stablecoin issuance itself. It intends to use stablecoin as a strategic foundation to gradually build digital financial payment and settlement infrastructure covering issuance, payment, clearing and settlement, asset management, risk control and automated decision-making capabilities.

The Target Company intends to integrate blockchain, smart contracts, AI-driven risk control and automated decision-making technologies with Indonesia’s digital payment system, digital asset ecosystem and liquidity management scenarios, with a view to building a more efficient, low-cost and scalable digital financial service system. The Target Company believes that the integration of stablecoin, digital payment, digital asset management and AI-driven intelligent liquidity management systems may support the long-term development of Indonesia’s digital financial infrastructure.

3. Policy and Market Background

According to the information provided by the Target Company and its understanding of the market environment, the Target Company’s business direction has certain alignment with policy trends relating to Indonesia’s digital economy, artificial intelligence and financial inclusion. The Target Company believes that artificial intelligence technologies may play a role in automation, intelligent analytics, fraud detection, alternative credit scoring and the expansion of digital financial services, and may support broader financial inclusion and digital economic development.

4. Latest Progress and Regulatory Developments

According to the information provided by the Target Company to Meili, the Target Company obtained approval or confirmation from the Indonesian Financial Services Authority (OJK) on 15 April 2026 in relation to its stablecoin issuance business. The Target Company is currently progressing the confirmation of custodian bank arrangements, the Indonesian government bond purchase process, system testing and other pre-issuance preparations. Upon completion of the relevant custodian arrangements, reserve asset allocation, system testing and other preparations, the Target Company plans to formally commence the issuance of NIDR.

The Target Company believes that, upon completion of the relevant approvals, custodian arrangements, reserve asset allocation and system testing, it has the potential to become one of the earlier compliant stablecoin issuers in Indonesia. The above regulatory progress, business plan, issuance arrangements and market position shall remain subject to applicable laws and regulations, regulatory requirements, formal approval documents, independent legal advice and the Target Company’s actual subsequent implementation.

5. Important Notice

This Schedule is prepared solely based on information provided by the Target Company to Meili and is for the Parties’ understanding of the investment background only. This Schedule shall not constitute any representation, warranty or undertaking by Meili in respect of the Target Company’s business, licences, financial condition, technical capabilities, regulatory status, reserve asset arrangements, future development, valuation or investment return. Party B shall conduct its own independent due diligence and assessment of the Target Company and the investment, either by itself or through its professional advisers.

Meili / LGHL Investment Participation Agreement

[Signature page follows]

Meili / LGHL Investment Participation Agreement

[Signature page]

Party A:

Meili Capital Management Limited

Authorised Signature:	/s/ Zhang Jiyuan

Name:Zhang Jiyuan

Title:Director

Date: 22 June 2026

Party B:

Lion Group Holding Ltd.

Authorised Signature:	/s/ Chunning Wang

Name: Chunning Wang

Title: CEO and Director

Date: 22 June 2026

Meili / LGHL Investment Participation Agreement